Exhibit 99.2

Warner Chilcott files new lawsuit for Infringement of LOESTRIN® 24 FE and FEMCON® FE Patents

Ardee, Ireland – September 10, 2009. Warner Chilcott plc (Nasdaq: WCRX) announced today that one of its subsidiaries has filed two lawsuits against Lupin Limited and its wholly owned subsidiary Lupin Pharmaceuticals, Inc. (collectively “Lupin”) in the District Court for the District of Delaware for infringement of Warner Chilcott’s U.S. Patent Nos. 5,552,394 (the “‘394 Patent”) and 6,667,050 (the “‘050 Patent”), which cover oral contraceptives LOESTRIN 24 FE and FEMCON FE, respectively.

The lawsuits are in response to the submission of two Abbreviated New Drug Applications (“ANDAs”) to the U.S. Food and Drug Administration (“FDA”) by Lupin requesting approval to manufacture and sell generic versions of LOESTRIN 24 FE and FEMCON FE prior to the expiration of the ‘394 Patent in July 2014 and the ‘050 Patent in April 2019, respectively.

The Company’s lawsuits result in a stay of FDA approval of Lupin’s ANDAs for 30 months from the date of the Company’s receipt of notice with respect to such ANDAs (subject to the prior resolution of the matters before the court). Under current law, the FDA may not approve Lupin’s ANDAs until six months following the date on which the “first filer” with respect to each of LOESTRIN 24 FE and FEMCON FE enters the market. Pursuant to the Company’s settlement agreement with Watson Pharmaceuticals, Inc. (“Watson”), the “first filer” with respect to LOESTRIN 24 FE, Watson may not enter the market until the earlier of January 22, 2014 or the date on which another generic version of LOESTRIN 24 FE enters the market. Pursuant to the Company’s settlement agreement with a current subsidiary of Teva Pharmaceuticals, Inc. (“Teva”), the “first filer” with respect to FEMCON FE, Teva may not enter the market until the earlier of July 1, 2012 or, among other circumstances, the date that is two years following the date of the filing of an ANDA with Paragraph IV certification by a third-party. If Lupin filed its ANDA with respect to FEMCON FE during 2009, Teva may be able to enter the market with a generic version of FEMCON FE as early as 2011.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. It is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-G.

Read more on www.wcrx.com.

Company Contact:	Rochelle Fuhrmann Investor Relations 973-442-3281 rfuhrmann@wcrx.com

Forward Looking Statements:

This press release contains forward-looking statements, including statements concerning our product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.